 February 10, 2020

Securities and Exchange Commission
100F Street N.W
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of Peregrine Industries, Inc. (the “Company”) Form 8-K to be filed with the
Securities and Exchange Commission on or about February 10, 2020. We agree with all statement pertaining to us. We have no basis to agree or disagree with other matters of the
Company reported therein.

Regards,

/s/ KSP Group Inc.

KSP Group, Inc.

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